Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

Newegg Commerce, Inc.

City of Industry, California

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-259485 and 333-267842) and Form F-3 (No. 333-265985) of Newegg Commerce, Inc. of our report dated April 27, 2023, relating to the consolidated financial statements, which appears in this Annual Report on Form 20-F.

/s/ BDO USA, LLP

Los Angeles, California

April 27, 2023